SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant [  ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Nationwide Mutual Funds
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Nationwide Funds®
Nationwide Enhanced Income Fund Merger into the Nationwide HighMark Short Term Bond Fund

On August 12, 2014, Nationwide Mutual Funds filed with the SEC a Proxy Statement/Prospectus relating to the propsed merger of the Nationwide Enhanced Income Fund into the Nationwide HighMark Short Term Bond Fund (“Merger”). The Merger is pending shareholder approval.

For detailed information, please refer to the filed Proxy Statement/Prospectus, which can be found on the SEC’s website and includes the entire Proxy Statement/Prospectus and the Plan of Reorganization.

Why was the Merger proposed?

The proposed Merger is part of a broader effort by Nationwide Financial Advisors to eliminate product redundancies and to offer a single short-duration investment-grade product that operates more efficiently and provides shareholders with the potential for a reduction in operating expenses due to economies of scale.

Why is the proposed Merger beneficial to shareholders?

Merging the Nationwide Enhanced Income Fund into the Nationwide HighMark Short Term Bond Fund will provide shareholders with a similar, short-duration investment-grade bond product, managed by the same portfolio management team, but with the potential for higher yields.  Additionally, the combined fund will have a higher asset base, offering the potential for reduced operating expenses.

FOR ADVISOR/INSTITUTIONAL USE ONLY. NOT FOR DISTRIBUTION TO THE PUBLIC.

How will the Merger proceed?

Upon approval of the Merger by Nationwide Enhanced Income Fund’s shareholders, anticipated on or about October 10, 2014, all of the Nationwide Enhanced Income Fund’s assets will be transferred to the Nationwide HighMark Short Term Bond Fund in exchange solely for Class A shares, Institutional Class shares, and Institutional Service Class shares of the Nationwide HighMark Short Term Bond Fund.

Will portfolio management change as a result of the Merger?

No. The subadviser to the Nationwide Enhanced Income Fund and the Nationwide HighMark Short Term Bond Fund is HighMark Capital Management, Inc. This arrangement is expected to continue post-Merger.

What are the expenses after the Merger?
The additional Merger assets will result in either no impact to the expense ratios, or, in some cases, a slight decrease. For more information, see the Proxy Statement/Prospectus and the Plan of Reorganization.

Who will pay the expenses of the Merger?

The expenses related to the Merger, including the costs associated with the solicitation of proxies, will be paid by Nationwide Financial Advisors. Brokerage costs, if any, following the Merger will be paid by the shareholders of the remaining Nationwide HighMark Short Term Bond Fund.

What are the general tax consequences of the Merger?

The Merger is intended to qualify as a tax-free reorganization for federal income tax purposes. Shareholders of the Nationwide Enhanced Income Fund should not recognize any gain or loss for federal income tax purposes as a result of the exchange of their shares. For more detailed information about the federal income tax consequences of the Transaction, see “Information about the Transaction and the Plan – What are the tax consequences of the Transaction?” in the Proxy Statement/Prospectus.

FOR ADVISOR/INSTITUTIONAL USE ONLY. NOT FOR DISTRIBUTION TO THE PUBLIC.

Important Disclosures

Call 1-800-848-0920 to request a summary prospectus and/or a prospectus, or download prospectuses at nationwide.com/mutualfunds. These prospectuses outline investment objectives, risks, fees, charges and expenses, and other information that you should read and consider carefully before investing.

Investing in mutual funds involves risk, including the possible loss of principal. Share price, principal value, and return will vary, and you may have a gain or a loss when you sell your shares.

There is no assurance that the investment objective of any fund (or that of any underlying fund) will be achieved.

The Fund is subject to the risks of investing in fixed-income securities. Please refer to the most recent prospectus for a more detailed explanation of the Fund’s principal risks.

Nationwide Funds Group (NFG) comprises Nationwide Fund Advisors, Nationwide Fund Distributors LLC and Nationwide Fund Management LLC. Together they provide advisory, distribution and administration services, respectively, to Nationwide Funds. Nationwide Fund Advisors (NFA) is the investment adviser to Nationwide Funds.

Nationwide Funds are distributed by Nationwide Fund Distributors LLC (NFD), member FINRA, King of Prussia, PA.

Nationwide, the Nationwide framemark, Nationwide Funds and Nationwide Funds Group are service marks of Nationwide Mutual Insurance Company.

© 2014 Nationwide Funds Group. All rights reserved. URBO #  8-14

FOR ADVISOR/INSTITUTIONAL USE ONLY. NOT FOR DISTRIBUTION TO THE PUBLIC.